Exhibit (h)(1)

THE BANK OF NEW YORK MELLON

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of November 1, 2017 by and between PowerShares India Exchange-Traded Fund Trust (the “Trust”, with each series thereof, a “Fund”) and The Bank of New York Mellon, a New York banking organization (“BNY Mellon”).

W I T N E S S E T H:

WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended; and

WHEREAS, the Trust desires to retain BNY Mellon to provide for the Funds identified on Exhibit A hereto, as amended from time to time, the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;

WHEREAS, BNY Mellon understands and acknowledges that the Trust may operate through a wholly-owned subsidiary in Mauritius and agrees to perform such tasks and services with respect to such entity as may be necessary in providing any services or fulfilling any responsibilities listed in this agreement or any appendix thereto.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean each person, whether or not an officer or an employee of the Trust, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of the Trust as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto. From time to time the Trust, may deliver a new Exhibit B to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit B actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean the Trust’s board of trustees.

“Confidential Information” shall have the meaning given m Section 20 of this Agreement.

“Documents” shall mean such other documents, including, but not limited to, Board resolutions, including resolutions of the Trust’s Board authorizing the execution, delivery and performance of this Agreement by the Trust, and opinions of outside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Instructions” shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.

“Investment Advisor” shall mean the entity identified by the Trust to BNY Mellon as the entity having investment responsibility with respect to the Funds.

“Net Asset Value” shall mean the per share value of a Trust, calculated in the manner described in the Trust’s Offering Materials.

“Offering Materials” shall mean the Trust’s currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Trust.

“Organizational Documents” shall mean certified copies of a Trust’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, declaration of Trust, by-laws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to a Trust, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.

“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY Mellon to be an Authorized Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act, and the Rules thereunder.

“Shares” means the shares of beneficial interest of any series or class of the Trust.

2. Appointment.

The Trust hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein. BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafer set forth.

3. Representations and Warranties.

The Trust, on behalf of itself and each Fund, hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

(a) It is organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms;

(c) The Trust is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(d) The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to the Investment Advisor or to a sponsor or any affiliate of the Trust in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, signing payments or other payments made or to be made by BNY Mellon to such Investment Advisor or sponsor or any affiliate of the Trust relating to this Agreement have been fully disclosed to the Board of the Trust and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

(e) Each person named on Exhibit B hereto is duly authorized by such Trust to be an Authorized Person hereunder;

(f) To the extent the performance of any services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials for the Trust would violate any applicable laws or regulations, the Trust shall immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of securities, Net Asset Value or other computation, as the case may be, or, subject to the prior approval of BNY Mellon, which such approval shall not be unreasonably withheld, instruct BNY Mellon in writing to value securities and/or compute Net Asset Value or other computations in a manner the Trust specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Trust that the same is consistent with all applicable laws and regulations and with its Offering Materials;

(g) The Trusts “shall promptly notify BNY Mellon in writing of any and all legal proceedings or securities investigations filed or commenced against the Trust or any Fund, the Investment Advisor, if related to its advisory services, or the Board; and

(i) The Trust acknowledges for itself and its users that certain information provided by BNY Mellon on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Trust and its users. Certain information is supplied to BNY Mellon pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information. Therefore, the Trust, on behalf of itself and its users, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNY Mellon on its websites in any way without the express written permission of BNY Mellon and the Licensor (Licensor permission to be obtained by BNY Mellon prior to BNY Mellon providing its permission).

4. Delivery of Documents

The Trust shall promptly provide, deliver, or cause to be delivered from time to time, to BNY Mellon the Trust’s Organizational Documents, Documents and other materials used in the distribution of Shares and all amendments thereto as may be reasonably necessary for BNY Mellon to perform its duties hereunder. BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational ·Documents, Documents or other materials until they are actually received by BNY Mellon.

5. Duties and Obligations of BNY Mellon.

(a) Subject to the direction and supervision of the Trust’s Board and the provisions of this Agreement, BNY Mellon shall provide to the Trust, and to each Fund as applicable, the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b) In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.

(c) BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Trust, distribution of shares of the Trust, maintenance of the Trust’s financial records (except to the extent specifically set forth herein) or other services normally performed by the Trusts’ respective counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person, and the Trust acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Trust, unless the parties hereto expressly agree in writing to any such increase in the scope of services.

(d) The Trust shall cause its officers, advisors, sponsor, distributor, legal counsel, independent auditors and accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY Mellon and to provide BNY Mellon, upon request, with such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons, and which in the opinion of BNY Mellon, is necessary in order to enable BNY Mellon to perform its duties hereunder. In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, va1idity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons. BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Trust to cause any information, documents or advice to be provided to BNY Mellon as provided herein and sha11 be held harmless by the Trust when acting in reliance upon such information, documents or advice relating to the Trust. All fees or costs charged by such persons shall be borne by the Trust, and BNY Mellon shall have no liability with respect to such fees or charges, including any increases in, or additions to, such fees or charges related directly or indirectly to the services hereunder or the performance by BNY Mellon of its duties hereunder.

(e) Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate ‘or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.

(f) The Trust shall furnish BNY Mellon with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Trust liabilities and expenses, and the value of any securities lending related collateral investment account(s). BNY Mellon shall not be required to include as Trust liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state, or foreign income taxes unless the Trust shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value. The Trust, within the times required hereunder or in accordance with any service level description, shall also furnish BNY Mellon with bid, offer, or market values of securities if BNY Mellon notifies the Trust that same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which the Trust directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Trust also may furnish BNY Mellon with bid, offer, or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder. BNY Mellon shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Trust and its Funds.

(g) BNY Mellon may apply to an Authorized Person of the Trust for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder for the Trust and its Funds, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such Instructions. Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(h) BNY Mellon may consult with counsel to the Trust or its own counsel, at the Trust’s reasonable expense not to exceed $10,000 for any such consultation, and shall be fully protected with respect to anything done or omitted by it in good faith without negligence or willful misconduct in accordance with the advice or opinion of such counsel.

(i) Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Trust of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Trust, (ii) the taxable nature or effect on the Trust or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Trust to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of the Trust making or not making any distribution or dividend payment, or any election with respect thereto. Further, BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY Mellon is solely responsible for processing such securities, as identified by the Trust or its Authorized Persons, in accordance with U.S. tax laws and regulations.

(j) BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.

(k) BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by any Authorized Person and, unless provided with or otherwise informed by an Authorized Person that such Instructions, explanations, information, specifications, Documents or documentation have been revised, amended or superceded, shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of the Funds’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and amounts receivable or amounts payable for the sale or redemption of Trust Shares effected by or on behalf of a Trust. In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Trust directs BNY Mellon to utilize, and which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY Mellon shall not be required to inquire into any valuation of securities or other assets by the Trust or any third party described in this sub-section (k) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(l) BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Trust is or will be actually paid, but will accrue such interest until otherwise instructed by the Trust.

(m) BNY Mellon shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occur directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY Mellon, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications, computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. Nor shall BNY Mellon be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon to supply any instructions. explanations, information. specifications or documentation deemed necessary by BNY Mellon in the performance of its duties under this Agreement. BNY Mellon shall have a duty to mitigate 1the damages contemplated by this Section 5(m) where it is reasonably able to do so.

(n) BNY Mellon shall provide internally, or shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures; BNY Mellon shall. at no additional expense to the Trust, take reasonable steps to minimize service interruptions. Provided BNY Mellon has acted with the reasonable care and due diligence of persons acting in a similar capacity. BNY Mellon shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNY Mellon’s own intentional misconduct, bad faith or reckless disregard in the performance of its duties under this Agreement.

6. Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses of the Trust, or Funds. arising or incurred in connection with the performance of this Agreement shall be paid by the Trust or the appropriate Fund to which the expense is allocable. including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Trust’s trustees. directors, officers or employees, legal, accounting and audit expenses. management. advisory, sub-advisory, administration and shareholder servicing fees. charges of custodians. transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Trust shares or membership interests, as applicable. fees and expenses incident to the registration or qualification under the Securities Laws. state or other applicable securities laws of the Trust or its shares or membership interests. as applicable. costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to the Trust’s shareholders or members. as applicable. all expenses incidental to holding meetings of the Trust’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting the Trust and legal obligations relating thereto for which the Trust may have to indemnify its trustees, directors, and/or officers, as may be applicable.

7. Portfolio Compliance Services.

(a) If Schedule I contains a requirement for BNY Mellon to provide the Trust with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as mutually agreed between BNY Mellon and the Trust, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Trust. BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.

(b) The Trust will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within ten (10) days of its receipt. The Trust acknowledges that unless it notifies BNY Mellon of any error, omission or discrepancy within 10 days, such Compliance Summary Report shall be deemed final and shall not be reissued. If the Trust learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Trust will notify BNY Mellon of such condition within one (l) business day after discovery thereof.

(c) While BNY Mellon will endeavor to identify out-of-compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations, or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Portfolio Compliance Services not attributable to BNY Mellon’s negligence or willful misconduct, the Trust’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance by BNY Mellon of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Trust.

8. Standard of Care; Indemnification.

(a) Except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against the Trust, except those costs, expenses, damages, liabilities or claims arising out of BNY Mellon’s own bad faith, negligence or willful misconduct In no event shall BNY Mellon or any BNY Mellon Affiliate be liable to the Trust or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action, but BNY Mellon shall indemnify the Trust against direct money damages arising out of BNY Mellon’s own bad faith, negligence or willful misconduct. BNY Mellon and any BNY Mellon Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Trust, or for delays caused by circumstances beyond BNY Mellon’s control, unless such loss, damage or expense arises out of the bad faith, negligence or willful misconduct of BNY Mellon.

(b) The Trust shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Trust), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate without bad faith, negligence , or willful misconduct or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Trust’s Offering Materials or Documents (excluding information provided by BNY Mellon), (iii) any Instructions, or (iv) any opinion of legal counsel for the Trust or BNY Mellon, or arising out of transactions or other activities of the Trust which occurred prior to the commencement of this Agreement; provided, that the Trust shall not indemnify BNY Mellon or any BNY Mellon Affiliate for costs, expenses, damages, liabilities or claims for which BNY Mellon or any BNY Mellon Affiliate is liable under the preceding sub-section 8(a). This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, the Trust shall indemnify BNY Mellon and any BNY Mellon Affiliate against and save BNY Mellon and any BNY Mellon Affiliate harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

I. Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by any third party described above or by or on behalf of the Trust;

II. Action or inaction taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate pursuant to Instructions of the Trust or otherwise without negligence or willful misconduct;

III. Any action taken or omitted to be taken by BNY Mellon in good faith in accordance with the advice or opinion of counsel for the Trust or its own counsel;

IV. Any improper use by the Trust or its agents, distributor or investment advisor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;

V. The method of valuation of the securities and the method of computing each Funds’ Net Asset Value; or

VI. Any valuations of securities, other assets, or the Net Asset Value provided by the Trust.

(c) Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for the Trust or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

9. Compensation.

For the services provided hereunder, the Trust agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by the Trust and BNY Mellon from time to time and such reasonable out-of-pocket expenses (e.g. telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. The Trust authorizes BNY Mellon to debit the Trust’s custody account for all amounts due and payable hereunder. BNY Mellon shall deliver to the Trust invoices for services rendered after debiting the Trust’s custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY Mellon, the Trust’s Net Asset Value shall be computed at the times and in the manner specified in the Trust’s Offering Materials.

10. Records; Visits.

(a) The books and records pertaining to the Trust and the Trust’s Funds which are in the possession or under the control of BNY Mellon shall be the property of the Trust. The Trust and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by BNY Mellon to the Trust or to an Authorized Person, at the Trust’s expense.

(b) BNY Mellon shall keep all books and records with respect to each Fund’s books of account, records of each Fund’s securities transactions and all other books and records as required pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

11. Term of Agreement.

(a) This Agreement shall continue until terminated by either BNY Mellon giving to the Trust, or the Trust giving to BNY Mellon, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Upon termination hereof, the Trust shall pay to BNY Mellon such compensation as may be due as of the date of such termination, and shall reimburse BNY Mellon for any disbursements and expenses reasonably made or incurred by BNY Mellon and payable or reimbursable hereunder.

(b) Notwithstanding the foregoing, BNY Mellon may terminate this Agreement upon 30 days prior written notice to the Trust if the Trust shall terminate its custody agreement with The Bank of New York Mellon.

(c) If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM EST on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d) Notwithstanding any other provision of this Agreement, BNY Mellon may in its sole discretion terminate this Agreement immediately by sending notice thereof to the Trust upon the happening of any of the following: (i) the Trust commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Trust any such case or proceeding; (ii) the Trust commence as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Trust or any substantial part of its property or there is commenced against the Trust any such case or proceeding; (iii) the Trust makes a general assignment for the benefit of creditors; or (iv) the Trust admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. BNY Mellon may exercise its termination right under this Section 11(d) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by BNY Mellon of its termination right under this Section 1l(d) shall be without any prejudice to any other remedies or rights available to BNY Mellon and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 17, notice of termination under this Section 11(d) shall be considered given and effective when given, not when received.

12. Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Trust, and authorized or approved by the Trust’s Board.

13. Assignment; Subcontracting.

(a) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by the Trust without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the Trust.

(b) Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate, provided that BNY Mellon gives the Trust thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under th.is Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon; (ii) BNY Mellon may subcontract with, hire. engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder; and (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall require the prior written consent of the Trust.

14. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Trust hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction the Trust may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Trust irrevocably agrees not to claim, and it hereby waives, such immunity.

15. Severability; No Third Party Beneficiaries.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances. A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement. BNY Mellon shall not be responsible for any costs or fees charged to the Trust or an affiliate of the Trust by consultants, counsel, auditors, public accountants or other service providers retained by the Trust or any such affiliate.

16. No Waiver.

Each and every right granted to BNY Mellon hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY Mellon to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY Mellon of any right preclude any other or future exercise thereof or the exercise of any other right.

17. Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Trust, at

PowerShares India Exchange-Traded Fund Trust 3500

Lacey Road, Suite 700

Downers Grove, IL 60515

Attention: Fund Treasurer

with a copy to:

Invesco

11 Greenway Plaza. Suite 100

Houston, TX 77046

Attention: Fund Treasurer

if to BNY Mellon. At

BNY Mellon

l00 Colonial Center Pkwy

Lake Mary, FL 32746

Attention: ETF Services

with a copy to:

The Bank of New York Mellon

225 Liberty Street

New York. New York I0286

Attention: Legal Dept. -Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

18. Counterparts.

This Agreement may be executed in any number of counterparts. each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

19. Several Obligations.

The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund or the Trust shall be liable for any amount owing by another Fund or the Trust and that the Trust has executed one instrument for convenience only.

20. Confidentiality.

(a) Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public. including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Trust information provided by BNY Mellon in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section 20 shall survive termination of this Agreement.

(b) The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) each Fund consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Fund (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information, provided, however, that no such consent is provided for disclosure of Customer-Related Data to affiliates and subsidiaries of the BNY Mellon Group operating as an investment manager to funds or other collective investment vehicles, and (ii) BNY Mellon may store the names and business contact information of each Fund’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular Fund. The Trust confirms that it is authorized to consent to the foregoing.

21. Limitation of Liability of the Trustees and Shareholders.

It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

22. Customer Right of Access.

BNY Mellon shall, upon Customer’s request, provide Customer with a summary of the results of its latest SSAE-16 or equivalent control audit prepared by BNY Mellon’s external auditors. In addition, and no more than annually, BNY Mellon will participate in Customer’s reasonable information security questionnaire processes. Upon reasonable request, BNY Mellon will arrange for its relevant subject matter experts to meet with the relevant subject matter experts of Customer once annually to review BNY Mellon’s security controls and any deficiencies identified in the SSAE-16 audit report. Customer may view BNY Mellon’s security-related policies and procedures, however, no documentation may be copied, shared, transmitted or removed from BNY Mellon premises, except as mutually agreed. The parties shall mutually agree upon a convenient time and place for such meeting. Not more than once each year, and subject to BNY Mellon’s reasonable security requirements and availability of personnel, BNY Mellon will at Customer’s request arrange a tour of BNY Mellon’s data processing facilities for Customer’s subject matter experts. BNY Mellon will also, subject to its reasonable security requirements, permit site visits of its data processing facilities by governmental agencies with regulatory authority over Customer. In the event that the Customer identifies any control deficiencies, BNY Mellon will discuss such findings with Customer and if appropriate the parties shall work together to develop a mutually agreeable remediation plan. All nonpublic documentation and information disclosed to Customer in accordance with this Section shall be deemed proprietary and confidential information of BNY Mellon. Customer shall not disclose such documentation or information to any third party or use it for any purpose other than evaluating BNY Mellon’s security controls, except that Customer may disclose BNY Mellon’s SSAE-16 summary to Customer’s external auditors provided that such external auditors are required to maintain the confidentiality of the summary and any related information. Customer shall reimburse BNY Mellon for any costs and expenses incurred in connection with any review of BNY Mellon’s security controls.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

POWERSHARES INDIA EXCHANGE-TRADED FUND TRUST
on behalf of each Fund identified on Exhibit A attached hereto, as may be amended from time to time

By:	/s/ Daniel E. Draper
Title:	President

THE BANK OF NEW YORK MELLON

By:	/s/ Gerard Connors
Title:	Vice President

EXHIBIT A

List of Funds, as of November 1, 2017

Name	Ticker Symbol
PowerShares India Portfolio	PIN

EXHIBIT B

I, [Name of Officer], of [Name of Trust], a Massachusetts business trust (the “Trust”), do hereby certify that:

The following individuals serve in the following positions and each has been qualified therefor in conformity with the Trust’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of                     , 2017 between the Trust and The Bank of New York Mellon.

Name	Position	Signature

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Trust officers, Trust counsel and accountants of the Trust, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

ADMINISTRATIVE SERVICES

1. Review calculation, submit for approval by officers of the Trust and arrange for payment of the Trust’s expenses.

2. Prepare, for review and approval by an officer and Treasurer for the Trust, its counsel and its independent accountants, financial information for the Trust’s semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Trust shareholders and arrange for the printing and dissemination of such reports and communications to record and beneficial shareholders through The Depository Trust Company.

3. Prepare, for review and approval by an officer and Treasurer of the Trust, its counsel and its independent accountants, the Trust’s periodic reports required to be filed with the Securities and Exchange Commission (“SEC”) on Form N SAR, Form N-CSR, Form NQ, and financial information required by Form N- l A and such other reports, forms or filings as may be mutually agreed upon.

4. Prepare recommendations as to each Trust’s income and capital gains available for distribution; calculate such distributions for each Trust in accordance with applicable regulations and the distribution for each Trust in accordance with applicable regulations and the distribution policies set forth in the Trust’s registration statement, and assist Trust management in making final determination of distribution amounts.

5. Oversee and review calculation of fees paid to the Trust’s Investment Advisor, custodian, transfer agent and other Trust service providers.

6. Respond to, or refer to the Trust’s officers or the distributor or the transfer agent, shareholder inquiries relating to the Trust.

7. Provide periodic testing of portfolios to assist the Trust’s Investment Advisor in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Trust prospectus and statement of additional information limitations as may be mutually agreed upon.

8. Review and provide assistance on shareholder communications.

9. Prepare for review and approval by an officer and Treasurer of the Trust, its counsel and its independent accountants and file annual and semi-annual shareholder reports with the appropriate regulatory agencies; review text of “President’s letters” to shareholders and “Management’s Discussion of Fund Performance” (which shall also be subject to review by the Trust’s legal counsel).

10. Assist counsel and the Trust in the handling of routine regulatory examinations and provide reasonable assistance to the Trust’s legal counsel in response to any non-routine regulatory matters.

11. Prepare and file with the SEC Rule 24f-2 notices.

12. Perform for the Trust the compliance tests as mutually agreed and which shall be specific to the Trust. The compliance Summary Reports listing the results of such tests are subject to review and approval by the Trust.

13. Provide compliance policies and procedures related to services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification and sub-certification letters.

VALUATION AND COMPUTATION SERVICES

1. Calculate Net Asset Value in the manner specified in the Offering Materials (which, for the service described herein, shall include the Net Asset Value error policy, where applicable).

2. Calculate yields and portfolio average dollar weighted maturity, as applicable.

3. Calculate portfolio turnover rate for inclusion in shareholder reports, as applicable.

4. Obtain security market quotes and currency exchange rates from pricing services approved by the Investment Advisor, or if such quotes are unavailable, then obtain such prices from the Investment Advisor, and in either case, calculate the market value of each Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the Investment Advisor or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations.

5. BNY Mellon shall maintain the following records on a daily basis for each Fund.

1. Report of priced portfolio securities

2. Statement of net asset value per share

6. BNY Mellon shall prepare and on behalf of the Trust all books and records of the Trust as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of BNY Mellon’s duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulation as may be mutually agreed to between the Trust and BNY Mellon. Without limiting the generality of the foregoing, BNY Mellon will prepare and maintain the following records upon receipt of information in proper form from the Trust or its authorized agents:

1. General Ledger

2. General Journal

3. Cash Receipts Journal

4. Cash Disbursements Journal

5. Subscriptions Journal

6. Redemptions Journal

7. Accounts Receivable Reports

8. Accounts Payable Reports

9. Open Subscriptions/Redemption Reports

10. Transaction (Securities) Journal

11. Broker Net Trades Reports

7. BNY Mellon shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for each Fund. BNY Mellon shall produce Schedule D on an annual basis for each Fund.

The above reports may be prepared according to any other required frequency to meet the requirements of the Internal Revenue Service, the SEC and the Trust’s Auditors.

8. For internal control purposes, BNY Mellon uses the Account Journals produced by The Bank of New York Mellon Custody System to record daily settlements of the following for each Fund:

1. Securities bought

2. Securities sold

3. Interest received

4. Dividends received

5. Capital stock sold

6. Capital stock redeemed

7. Other income and expenses

All portfolio purchases for the Trust are recorded to reflect expected maturity value and total cost including any prepaid interest.

TAX SERVICES

1. Prepare workpapers and supporting schedules for execution and filing, the federal and state income and excise tax returns.

2. Prepare extensions for filing the federal and state income and excise tax returns.

3. Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

4. Prepare form 8937 report of Organizational Actions Affecting Basis of Securities and prepare needed supporting workpapers as instructed by the Trust.

5.* Documentation of all material tax positions taken by a Fund with respect to specified fiscal years and identified to BNY Mellon (“Tax Positions”).

6.* Review of a Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures, and (v) Subchapter M compliance work papers.

7.* Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies.

8.* Review relevant statutory authorities.

9.* Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund.

10.* Review standard industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY Mellon.

11.* Delivery of a written report to the applicable Fund detailing such items.

12. Provide supporting schedules to be utilized for the preparation of TD F 90-22.1 by the Trust.

13. Provide ICI Spreadsheet for 1099’s reporting purposes.

* - Additional fees apply.